Exhibit 99.1

Victory Capital Reports August 2020 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--September 11, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $136.8 billion on August 31, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	August 31, 2020	July 31, 2020
Fixed Income	$36,061	$36,131
Solutions	31,928	30,508
U.S. Mid Cap Equity	23,634	22,999
U.S. Small Cap Equity	15,235	14,141
U.S. Large Cap Equity	13,846	13,173
Global / Non-U.S. Equity	12,212	11,704
Other	229	209
Total Long-Term Assets	$133,145	$128,866

Money Market / Short Term Assets	3,611	3,655
Total Assets Under Management	$136,756	$132,521

By Vehicle
Mutual Funds[2]	$105,888	$102,946
Separate Accounts and Other Vehicles[3]	27,277	26,017
ETFs	3,591	3,558
Total Assets Under Management	$136,756	$132,521
[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $136.8 billion in assets under management as of August 31, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com